Exhibit 10.1
ADVISORY AGREEMENT
     THIS AGREEMENT is made and entered into as of May 15, 2007 between K. Dane Brooksher (the “Advisor”), and ProLogis.
WITNESSETH THAT:
     WHEREAS, ProLogis desires to retain the services of the Advisor and the Advisor desires to provide such services to ProLogis;
     NOW, THEREFORE, the parties agree as follows:
     1. Term. Subject to the terms and conditions of this Agreement, ProLogis hereby retains the services of the Advisor as an advisor for the Term (as defined below) and the Advisor hereby agrees to render advisory services to ProLogis during the Term in accordance with this Agreement. The “Term” shall be the period commencing on May 15, 2007 (the “Effective Date”) and ending on June 30, 2023 (the “Termination Date”).
     2. Duties. The Advisor agrees that, during the first six years of the Term, while he is obligated to provide services to ProLogis pursuant to this Agreement, he shall provide advice to ProLogis regarding strategic plans, global expansion, customer development, organizational and human resource matters, board of trustee nomination and governance matters, and other matters as requested from time to time by the Chief Executive Officer of ProLogis. Subject to the provisions of Sections 6 and 7, nothing in this Section 2 shall preclude the Advisor from performing services for persons or entities other than ProLogis to the extent such services do not interfere with his obligations under this Agreement.
     3. Advisory Fee. Subject to the terms and conditions of this Agreement, the Advisor shall be entitled to an annual “Advisory Fee” of $400,000 for the first six years of the Term, payable quarterly in arrears beginning on June 30, 2007.
     4. Other Agreements.
(a)	For the period commencing on the Effective Date and ending on the Termination Date, ProLogis shall provide the Advisor with office space, administrative and information technology support, secretarial support and travel services (through ProLogis’s in-house travel agent). In addition , Advisor shall be reimbursed for actual expenses incurred in connection with his advisory duties.
(b)	For the first six years of the Term, the Advisor shall serve on ProLogis’s European and Asian advisory boards at the request of ProLogis and attend any regular or special meetings thereof.
     5. Duties and Fees Upon Termination. The Advisor shall have no obligation to provide services pursuant to this Agreement, and ProLogis shall have no obligation to pay any Advisory Fees to the Advisor, and the provisions of paragraph 4(b) shall not apply, for periods after the last day of the sixth year of the Term. ProLogis shall have no obligation to pay any Advisory Fees to the Advisor or to provide the benefits under Section 4 for any period after the

Advisor fails, for any reason, to make himself available to perform services for ProLogis pursuant to this Agreement, including by reason of death.
     6. Confidential Information. The Advisor hereby agrees that:
(a)	Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Advisor has express authorization from ProLogis, he shall keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning ProLogis and its affiliates which was acquired by or disclosed to the Advisor during the course of his engagement hereunder (or during his prior employment or service with ProLogis) and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.
(b)	Upon the expiration of the Term or at ProLogis’s earlier request, he will promptly return to ProLogis any and all records, documents, physical property, information, computer disks or other materials relating to the business of ProLogis and its affiliates obtained by him during his course of his engagement hereunder (or during his prior employment or service with ProLogis).
(c)	Nothing in the foregoing provisions of this Section 6 shall be construed so as to prevent the Advisor from using, in connection with his employment for himself or an employer other than ProLogis or any of its affiliates, knowledge which was acquired by him during the course of his engagement hereunder, and which is generally known to persons of his experience in other companies in the same industry.
     7. Noncompetition. The Advisor hereby agrees that, during the Term, he shall not:
(a)	directly or indirectly, (i) serve on the board of directors or trustees or serve as an officer or employee of any real estate investment trust with a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and is engaged in the ownership of industrial real estate facilities, or (ii) be employed by or serve as a consultant to, or otherwise assist or provide services to a Competitor (as defined below) if: (A) the services that the Advisor is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Advisor provided to ProLogis and its affiliates (whether pursuant to this Agreement or during his prior employment with ProLogis), and such services are to be provided with respect to any location in which ProLogis or any of its affiliates had material operations during the prior 24-month period or with respect to any location in which ProLogis or any of its affiliates had devoted material resources to establishing operations during the prior 24-month period; or (ii) the trade secrets, confidential information, or proprietary information (including, without limitation, confidential or proprietary methods) of ProLogis and its affiliates to which the Advisor had access (whether during the Term or during his prior employment with ProLogis) could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such secrets or information;
(b)	directly or indirectly, own an equity, partnership or profits interest in any Competitor (other than ownership of 5% or less of the outstanding stock of any corporation listed on the New York Stock Exchange or the American Stock Exchange or included in the NASDAQ System);
(c)	solicit, divert or attempt to solicit or divert any party who is, was, or was solicited to become, a customer or supplier of ProLogis or its affiliates at any time during the Term, provided that this restriction shall not apply to any activity on behalf of a business that is not a Competitor or potential Competitor;
(d)	employ, solicit for employment or encourage to leave their employment, in each case, either as an employee, agent or representative, any person who was during the 24-month period prior to such employment, solicitation or encouragement or is an officer, employee, agent or representative of ProLogis or any of its affiliates or
(e)	avail himself of or invest in any business opportunity which is related to the activities conducted by ProLogis and which came to his attention during the Term; or
(f)	disturb, or attempt to disturb, any business relationship between any third party and ProLogis or any of its affiliates.
Nothing in this Section 7 or Section 6 shall be construed as limiting the Advisor’s duty of loyalty to ProLogis during the Term or any other duty he may otherwise have to ProLogis while he is providing services to ProLogis. As of any date, the term “Competitor” means any enterprise (including a person, firm or business, whether or not incorporated) during any period in which it is materially competitive in any way with any business in which ProLogis or any of its affiliates was engaged during the immediately preceding 24-month period.
     8. Equitable Remedies. The Advisor acknowledges that ProLogis would be irreparably injured by a violation of this Section 6 or 7 and agrees that ProLogis, in addition to other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, other equivalent relief, restraining the Advisor from any actual or threatened breach of Section 6 or 7 without any bond or other security being required.
     9. Relationship of the Parties. It is agreed and understood between the parties to this Agreement that the services performed by the Advisor pursuant to this Agreement will be performed as an independent contractor and not as an employee of ProLogis or its affiliates.
     10. Successors. This Agreement shall be binding on, and inure to the benefit of, ProLogis and its successors and assigns and any person acquiring, whether by merger, reorganization, consolidation, by purchase of assets or otherwise, all or substantially all of the assets of ProLogis.

     11. Nonalienation. The Advisor’s interests under this Agreement are not subject to the claims of his creditors and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.
     12. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take actions at any time while such breach continues.
     13. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
     14. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the state of Colorado.
     15. Amendment. This Agreement may be amended or cancelled by mutual agreement of the parties in writing without the consent of any other person.
     16. Taxes. The Advisor shall be responsible for all taxes on amounts payable under and benefits provided pursuant to this Agreement and ProLogis makes no representation or guarantee of the tax treatment of any such payment or benefit. To the extent required by applicable law, all amounts payable under and benefits provided hereunder shall be subject to applicable tax withholding. Notwithstanding any provision of this Agreement to the contrary, the Advisor and ProLogis agree that, to the extent that section 409A of the Internal Revenue Code of 1986, as amended, applies to this Agreement, ProLogis and the Advisor will cooperate in good faith to cause this Agreement to be timely amended to conform to the requirements of section 409A and applicable guidance issued thereunder. ProLogis and the Advisor further agree that they will each use good faith efforts to cause this Agreement to be administered in accordance with the requirements of section 409A.
     17. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.
     IN WITNESS WHEREOF, the Advisor has hereunto set his hand and ProLogis has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ K. Dane Brooksher
Advisor

PROLOGIS
By	/s/ Jeffrey H. Schwartz

Its Chief Executive Officer

4